Exhibit (a)(5)(ii)


For immediate release
Wednesday 5th July, 2000


On Tuesday, 4 July, 2000, Invensys Holdings Limited, an indirect wholly owned subsidiary of Invensys plc, purchased through its agent Goldman Sachs International 2,290,012 shares of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.